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                                                                     EXHIBIT 8.1


                                               HUNTON & WILLIAMS LLP
                                               RIVERFRONT PLAZA, EAST TOWER
                                               951 EAST BYRD STREET
                                               RICHMOND, VIRGINIA 23219-4074

                                               TEL      804 - 788 - 8200
                                               FAX      804 - 788 - 8218


                                 August 12, 2004

Origen Residential Securities, Inc.
27777 South Franklin Road
Suite 1700
Southfield, Michigan  48034


Ladies and Gentlemen:

         We have acted as counsel to Origen Residential Securities, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of collateralized notes ("Notes") or pass-through certificates (the "Certificates"), issuable in one or more series by separate trusts (each, a "Trust") to be established by the Company. Certificates will be issued pursuant to the form of pooling and servicing agreement, among the Company, Origen Financial L.L.C. ("OFLLC"), Origen Servicing, Inc., as servicer, the trustee to be named therein and, if required, a back-up servicer to be named therein (the "Pooling and Servicing Agreement"). The Notes will be issued pursuant to the form of indenture, between an owner trust created pursuant to the Trust Agreement (defined herein) and the trustee also to be named therein (the "Indenture").

         We have reviewed the originals or copies of (i) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto;
(ii) the form of trust agreement, between the Company and an owner trustee to be named therein (the "Trust Agreement"); (iii) the Indenture, including the forms of Notes annexed thereto, (iv) the Registration Statement, the prospectus and the related prospectus supplement included therein; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption "Material Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.



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Origen Residential Securities, Inc.
August 12, 2004
Page 2



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption "Material Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates or the Notes under the laws of any state.

                                                     Very truly yours,


                                                     /s/ Hunton & Williams LLP




             [H&W Tax Opinion re: Adequacy of Prospectus Disclosure]